EXHIBIT 23.3

CONSENT OF INDEPENDENT RESERVE ENGINEERS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of TETRA Technologies, Inc. to be filed with the Securities and Exchange Commission on or about May 9, 2011, of our reserve audit report of a portion of Maritech’s estimated oil and gas reserves and future net reserves from the production and sale of reserves attributable to the net interest of Maritech Resources, Inc., included in TETRA Technologies, Inc.’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 1, 2011. Maritech Resources, Inc. is a wholly owned subsidiary of TETRA Technologies, Inc.

/s/RYDER SCOTT COMPANY, L.P.

RYDER SCOTT COMPANY, L.P.
TBPE Firm Registration No. F-1580

Houston, Texas
May 9, 2011